EXHIBIT 99.2

Q1 2023 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for First Quarter 2023.

I’d like to speak first regarding our Company condition and our product lines along with what we think might occur in Q2 and Q3 2023. Afterward, I will comment on our financials.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is prevention of mineral scale from minerals that are part of the water fraction of oil as it exits the rock formation. Preventing scale keeps the oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, for certain food uses and as a water treatment chemical.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

Food products: Our IL plant is food grade inspected and we have received our FDA number. We have commercialized one food grade product based on polyaspartates that was developed fully in house. We have a pipeline of additional products in development that are either our ideas, toll production of outside ideas or a mixture where an outside idea is being optimized by our team. NCS will focus on food products equally with our other market verticals because we have determined that this is an area with large markets that we are skilled in servicing and where we can obtain good margins.

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ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. The opening of the economy after the pandemic has affected ENP sales into the home gardening market, especially home cannabis. We expect revenue growth in 2023 at close to historic rates but with the growth more likely in the second half of the year.

The Florida LLC investment: The LLC was profitable for 2022 as a whole and again in Q1. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. Revenue was very strong in 2022 and we expect more top line growth in 2023. However, the LLC remains exposed to high costs of goods while experiencing difficulty passing all the costs to customers. As a result, margins are compressed and earnings may not reach historical levels in the near term although we expect an improvement compared to 2022. Our sales to the LLC continue to grow and we are able to retain a positive margin.

Merger with Lygos did not proceed

On April 18th 2022, FSI and Lygos announced their intent to merge subject to shareholder approval. The merger was not completed by the end date of the agreement, September 30 2022 and did not close.

Strategic investment in Lygos: In December 2020, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June 2021. Lygos is using the investment toward development of a microbial route to aspartic acid using sugar as a feedstock. FSI will be the major user of aspartic acid derived this way and believes that sustainable aspartic acid will allow us to obtain large new customers and develop valuable new products that both biodegrade and come from sustainable sources.

We remain optimistic that we can continue to work with Lygos in ways that do not involve merging. FSI is dedicated to the goal of sustainability while finding a route to the goal that is, profitable for us, for our suppliers and for Lygos.

Q2 and Q3 2023

Agricultural products were not as strong in Q1 2023 as they were in Q1 2022. We feel that some customers who normally buy in Q1 are waiting until Q2 to make orders. However, we still feel that agriculture sales for the first half will exceed the same period in 2022.

Oil, gas and industrial sales of TPA experienced increased sales throughout 2022. This was driven by shortfalls of competing products and high oil prices. Sales are expected to remain steady in 2023 with the possibility of temporary reductions if customers reduce inventory or do maintenance that was delayed in past years.

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Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates can take many years to arrive; we submitted our initial applications more than 4 years ago. The total dollar amount due back to us is well in excess of $1 MM. We will persevere until we succeed in recovering our funds.

Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports are back to pre-covid speeds but have settled at higher prices. Land transport inside the US is continuing to stabilize. We coped with shipping issues by ordering far ahead and carrying additional inventory in 2022 resulting in some costs that we were unable to pass on to our customers. In 2023, we hope to begin reducing inventory to a more normal level and replace expensive raw materials with less expensive ones. As this proceeds margins may stabilize at slightly higher levels.

Raw material prices do not appear to be reverting to historic levels. Instead, they seem to be stabilizing at a new base level that is also experiencing inflation. Passing price increases, even small inflation related ones, along to customers can take several months, is not always possible and may result in constrained margins throughout the year. We still believe that revenue, operating cash flow and profit can grow strongly in 2023 but inflationary forces may keep us in a position where selling prices lag cost increases some of the time.

Highlights of the financial results:

We are reasonably pleased with the results for Q1 2023. Year over year revenue and operating cash flow were down. It is possible that certain customers had inventory to work through and it is very likely that some agricultural sales were delayed into Q2. Profits were negatively affected by product mix, cost of goods and reduced sales volume. We estimate that year over year growth in revenue, cash flow and profits will continue in 2023 with the increases most likely to occur in Q3 and Q4.

Sales for the quarter decreased 9% to 9.85 million, compared with 10.78 million for Q1 2022.

Profits: Q1 profits were $884 thousand or $0.07 per share, compared to a net income of $1.53 million, or $0.12 per share, in Q1 2022.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For Q1 2023, it was $1.73 million or 14 cents per share down from $2.47 million or 20 cents per share in the 2022 period.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans. However, we have consolidated all our debt for ENP and NCS with Stock Yards Bank. This has resulted in increased lines of credit with lower interest rates and reduced interest rates on our long-term debt. At the same time, we bought all the units we did not already own in ENP Peru Investments LLC and guaranteed the mortgage held by the LLC. The LLC owns the 5 acres and 60,000 square foot building on the SW corner of our Peru, IL factory. This action returns full ownership of the 20-acre parcel and 120,000 square feet of buildings to FSI with a mortgage at favorable terms.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

Special Dividend: The Company declared a special dividend on April 13th which will be paid today to shareholders of record April 28th. We are pleased and proud to be able to return capital to shareholders this way. This is, of course, a special dividend. It will not be repeated until management and the Board are sure that paying another special dividend can be done without hurting the forward progress of FSI.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday May 17th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

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